Exhibit 10.473

Henry Town Center Shopping Center

ASSIGNMENT

This Assignment is made as of the 23rd day of December 2004 by INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Assignor”) to and for the benefit of INLAND WESTERN McDONOUGH HENRY TOWN, L.L.C., a Delaware limited liability company (“Assignee”).

Assignor does hereby sell, assign, transfer, set over and convey unto Assignee all of its right, title and interest as Buyer under the terms of an Agreement of Purchase Sale of a Shopping Center, dated as of July 29, 2004, as amended and entered into by Henry Town Center, LLC, a Georgia limited liability company, as Seller, and Assignor, as Buyer (collectively, the “Agreement”) for the sale and purchase of Henry Town Center shopping center, located in McDonough, GA as legally described within the Agreement (the “Property”).

Assignor represents and warrants that it is the Buyer under the Agreement, and that it has not sold, assigned, transferred, or encumbered such interest in any way to any other person or entity. By acceptance hereof, Assignee accepts the foregoing assignment and agrees, from and after the date hereof, to (i) perform all of the obligations of Buyer under the Agreement, and (ii) indemnify, defend, protect and hold Assignor harmless from and against all claims and liabilities arising under the Agreement.

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the date first written above.

ASSIGNOR:

INLAND REAL ESTATE ACQUISITIONS, INC.
an Illinois corporation

By:	/s/ Jason A. Lazarus
Name:	Jason A. Lazarus
As Its:	V.P.

ASSIGNEE:

INLAND WESTERN McDONOUGH HENRY TOWN, L.L.C., a Delaware limited liability company

By: Inland Western Retail Real Estate Trust, Inc.,
a Maryland corporation

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
As Its:	[ILLEGIBLE]